Exhibit 99.1

   Glacier Bancorp, Inc. Earnings for Quarter and Year Ended December 31, 2003

     HIGHLIGHTS:

     * Earnings for quarter of $9.531 million, up 9 percent from last year's quarter.

     * Diluted earnings per share of $.48, up 7 percent from last year's quarter.

     *  Record earnings of $38.008 million, up 17 percent from last year.

     * Record diluted earnings per share of $1.94, up 15 percent from last year.

     * Loans outstanding increased $133 million, or 10 percent, over a year ago.

     * Non-interest bearing deposits increased $74 million, or 25 percent, over last year end.

     * Cash dividend for the quarter of $.20 declared; bringing 2003 dividend to $.75 an increase of $.14, or 23 percent over the prior year.

     Earnings Summary
     (Unaudited - $ in thousands,     Three months              Year
      except per share data)      ended December 31,    ended December 31,
                                    2003      2002        2003       2002

     Net earnings                  $9,531    $8,761     $38,008    $32,402
     Diluted earnings per share     $0.48     $0.45       $1.94      $1.69
     Return on average assets       1.40%     1.56%       1.53%      1.50%
     Return on average equity      16.29%    16.99%      16.82%     16.57%

    KALISPELL, Mont., Feb. 5 /PRNewswire-FirstCall/ -- Glacier Bancorp, Inc. (Nasdaq: GBCI) reported net quarterly earnings of $9.531 million which is an increase of $770 thousand, or 9 percent, over the $8.761 million for the fourth quarter of 2002. Diluted earnings per share of $.48, is an increase of 7 percent over the per share earnings of $.45 for the same quarter of 2002.

    Return on average assets and return on average equity for the quarter were
1.40 percent and 16.29 percent, respectively, which compares with prior year returns of 1.56 percent and 16.99 percent.

    Net earnings for the year 2003 were $38.008 million which is an increase of $5.606 million, or 17 percent over the prior year. Diluted earnings per share of $1.94, is an increase of 15 percent over the $1.69 earned in 2002. The 2003 return on average assets and return on average equity were
1.53 percent and 16.82 percent, respectively, which compares with the prior year returns of 1.50 percent and 16.57 percent.

    "Higher mortgage interest rates during the fourth quarter reduced the volume of mortgage loan originations and the resulting gain-on-sale of loans," said Mick Blodnick, President and CEO. "October was not a great start to the quarter as we continued to experience high levels of prepayments in our securities portfolio and resulting high levels of premium amortization. November and December saw an abrupt reduction in prepayments and a significant reduction in premium amortization resulting in our net interest margin improving from 4.06 percent in October to 4.13 in November to 4.31 percent in December. Hopefully prepayments will stabilize and we can maintain the earnings momentum of the past two months as we enter 2004. Our expectations are that prepayments will not reach the levels of 2003."

     Assets (Unaudited - $ in
     thousands)                       December 31,
                                  2003         2002      $ change  % change

     Cash on hand and in banks   $77,093      $74,624      $2,469       3%
     Investment securities
      and interest bearing
      deposits                 1,059,358      744,714     314,644      42%
     Loans:
       Real estate               317,774      361,522     (43,748)    -12%
       Commercial                841,305      673,256     168,049      25%
       Consumer                  295,275      286,819       8,456       3%
         Total loans           1,454,354    1,321,597     132,757      10%
       Allowance for loan
        losses                   (23,990)     (20,944)     (3,046)     15%
         Total loans net of
          allowance for loan
          losses               1,430,364    1,300,653     129,711      10%
     Other assets                172,818      161,353      11,465       7%
       Total Assets           $2,739,633   $2,281,344    $458,289      20%

    At December 31, 2003 total assets were $2.740 billion which is $458 million greater than the December 31, 2002 assets of $2.281 billion, an increase of 20 percent. In addition to the internal growth, the third quarter Pend Oreille Bank acquisition added $66 million to the asset base.

    Total loans have increased $133 million from December 31, 2002, of which $50 million was from the acquisition. Commercial loans have increased
$168 million, or 25 percent, and continue to be the focus of our lending. Real estate loan volume has been at record levels through much of the year, with $805 million originated for the year, up from $588 million in 2002. The refinancing of our existing loans coupled with our decision to sell the majority of the real estate loan production has resulted in a reduction in real estate loans of $44 million from December 31, 2002, however, $35 million of the reduction was in loans held for sale. Consumer loans have increased $8 million resulting from increases in home equity loans. Home-equity loans continue to be the primary source of our consumer loan originations and have increased approximately $26 million, or 15 percent, from a year ago. Home equity loans comprise 68 percent of consumer loans at December 31, 2003.

    Investment securities, including interest bearing deposits in other financial institutions, have increased $315 million from December 31, 2002. The cash received from the reduction in real estate loans has been redeployed in mortgage related investment securities. These securities have characteristics that result in less interest rate risk in an increasing interest rate environment than retaining long term mortgage loans. Additional investments were made to utilize funding liquidity that exceeded loan growth opportunities, and expected principal reductions on mortgage related investments.

     Liabilities (Unaudited - $
     in thousands)                  December 31,
                                  2003        2002      $ change   % change

     Non-interest bearing
      deposits                  $369,052    $295,016     $74,036       25%
     Interest-bearing
      deposits                 1,228,573   1,164,907      63,666        5%
     Advances from Federal
      Home Loan Bank             777,294     483,660     293,634       61%
     Securities sold under
      agreements to repurchase
      and other borrowed funds    64,986      61,293       3,693        6%
     Other liabilities            26,889      29,219      (2,330)      -8%
     Trust preferred securities   35,000      35,000          --        0%
       Total liabilities      $2,501,794  $2,069,095    $432,699       21%

    Total deposits have increased $138 million from the December 31, 2002 balances of which $59 million came with the acquisition. There was a large increase of $74 million, or 25 percent, in non-interest bearing deposits.
This growth in low cost stable funding gives us increased flexibility in managing our asset mix. The High Performance Checking program (HPC), based on the experience of the three banks previously using HPC, is expected to increase our base of customers, providing additional low cost deposit balances and enhancing fee income. Interest-bearing deposits are up $64 million, or 5 percent, of which $49 million was added by the acquisition. Federal Home Loan Bank advances have also increased $294 million as we continue to take advantage of the flexibility of that funding source in this current period of low interest rates.

     Stockholders' equity
      (Unaudited - $ in
      thousands except                December 31,
      per share data)              2003        2002    $ change   % change

     Common equity             $231,223    $202,138     $29,085        14%
     Net unrealized gain on
      securities                  6,616      10,111      (3,495)      -35%
       Total stockholders'
        equity                 $237,839    $212,249     $25,590        12%

     Stockholders' equity to
      total assets                8.68%       9.30%          --         --
     Tangible equity to
      total assets                7.23%       7.68%          --         --
     Book value per
      common share               $12.28      $11.16       $1.12        10%
     Tangible book value
      per common share           $10.07       $9.06       $1.01        11%
     Market price per share
      at end of quarter          $32.47      $21.42      $11.05        52%

    Total equity and book value per share amounts have increased substantially from the prior year, primarily the result of earnings retention, and stock options exercised. Net unrealized gains on securities declined $3.5 million from a year ago primarily the result of increasing intermediate term interest rates.

    Our stock price experienced another solid year, increasing 52 percent. "An improving economy and growth in the markets in which we operate created a positive and rewarding business climate," said Blodnick.

    Operating Results for Three Months Ended December 31, 2003 Compared to
                              December 31, 2002

    Operating results include amounts related to the operation of the three branches acquired with the Pend Oreille Bank as of July 15, 2003.

     Revenue summary
     (Unaudited - $ in thousands)        Three months ended December 31,
                                     2003       2002     $ change  % change

     Net interest income           $24,887     $22,368    $2,519       11%

     Fees and other revenue:
       Service charges, loan fees,
        and other fees               4,987       4,785       202        4%
       Gain on sale of loans         1,934       1,993       (59)      -3%
       Gain on sale of investments      --         236      (236)    -100%
       Other income                    402         263       139       53%
        Total non-interest income    7,323       7,277        46        1%
       Total revenue               $32,210     $29,645    $2,565        9%

     Tax equivalent net interest
      margin                         4.17%       4.49%

    Net Interest Income

    Net interest income for the quarter increased $2.519 million, or 11 percent, over the same period in 2002. Total interest income was $477 thousand, or 1 percent higher than the same quarter in 2002, while total interest expense was $2.042 million or 18 percent lower. The decrease in interest expense is partly attributed to the increase in non-interest bearing deposits which reduced the need to borrow funds. The net interest margin as a percentage of earning assets, on a tax equivalent basis, decreased from
4.49 percent for the 2002 quarter, 4.35 percent for the first quarter of 2003,
4.17 percent for the second quarter of 2003, to 4.12 percent for the third quarter. The net interest margin for the fourth quarter of 2003 increased to
4.17 percent the same as the second quarter. Premium amortization on mortgage related investments for the current quarter was $3.884 million, down slightly from the $3.976 million during the third quarter, but an increase of $2.177 million over last year's quarter. Mortgage loan prepayments have slowed resulting in less amortization expense allowing our net interest margin to stabilize. We continue to deploy a strategy of investing in short term securities that carry lower current yields. We believe it is inappropriate in this rate environment to extend maturities in order to achieve higher yields. This strategy in the near term will keep pressure on our net interest margin, however from a longer term perspective we are more comfortable with this approach.

    Non-interest Income

    Fee income increased 4 percent over the same period last year, driven primarily by an increased number of loan and deposit accounts. Gain on sale of loans decreased $59 thousand from the fourth quarter of last year and $1.324 million from the third quarter of 2003, reflecting the reduced mortgage loan refinancing activity. Other income, which includes a variety of activities, was $139 thousand greater than the prior years' quarter.

     Non-interest expense summary
     (Unaudited - $ in thousands)       Three months ended December 31,
                                    2003       2002     $ change   % change

     Compensation and employee
      benefits                     $9,696      $7,592     $2,104        28%
     Occupancy and equipment
      expense                       2,665       2,626         39         1%
     Outsourced data processing       429         540       (111)      -21%
     Core deposit intangibles
      amortization                    306         359        (53)       -15
     Other expenses                 4,593       3,993        600        15%
       Total non-interest
        expense                   $17,689     $15,110     $2,579        17%

    Non-interest Expense

    Non-interest expense increased by $2.579 million, or 17 percent, from the same quarter of 2002 including expenses from the acquisition of the three Pend Oreille branches, two additional branches in Boise, Idaho, and a new branch in downtown Bozeman, one of the fastest growing cities in Montana. Compensation and benefit expense increased $2.104 million, or 28 percent from the fourth quarter of 2002, with commissions for loan originators, additional support staff for increased volumes, the new bank branches, and increased cost for benefits tied to the Company stock price performance, accounting for the majority of the increase. Outsourced data processing expense decreased by $111 thousand which included data conversion expense to bring the acquired branches onto our in-house data system. Other expenses increased
$600 thousand, or 15 percent, primarily from start up expenses on implementing the High Performance Checking program at the four banks not previously on the program, additional advertising expense, and costs associated with new branch offices and the Pend Oreille acquisition. The efficiency ratio (non-interest expense/net interest income + non-interest income) was 55 percent for the 2003 quarter which is up from 51 percent for the 2002 quarter the result of the higher operating expenses.

     Credit quality
      information                 December 31,   September 30,  December 31,
     (Unaudited - $ in thousands)     2003           2003           2002

     Allowance for loan losses      $23,990         $23,920      $20,944

     Non-performing assets           13,068          10,489       11,582

     Allowance as a percentage of
      non performing assets            184%            228%         181%

     Non-performing assets as a
      percentage of total assets      0.48%           0.39%        0.51%

     Allowance as a percentage of
      total loans                     1.65%           1.63%        1.58%

     Net charge-offs as a
      percentage of loans            0.118%          0.075%       0.261%

    Allowance for Loan Loss and Non-Performing Assets

    Non-performing assets as a percentage of total assets at December 31, 2003 were at .48 percent, a decrease from .51 percent at December 31, 2002 but up from .39 percent at September 30, 2003. The increase is attributed to a small number of loans which are expected to be fully collected. This compares to the Peer Group average of .65 percent at September 30, 2003, the most recent information available. The allowance for loan losses was 184 percent of non-performing assets at December 31, 2003, compared to 181 percent a year ago. With the continuing change in loan mix from residential real estate to commercial and consumer loans, which historically have greater credit risk, the Company has continued to increase the balance in the allowance for loan losses. The allowance has increased $3.046 million, or 15 percent, from a year ago to $23.990 million, which is 1.65 percent of total loans outstanding, up from 1.58 percent a year ago. The fourth quarter provision expense for loan losses was $696 thousand, a decrease of $824 thousand from the same quarter in 2002.

        Operating Results for Year Ended December 31, 2003 Compared to
                              December 31, 2002

    Operating results include amounts related to the operation of the three branches acquired with the Pend Oreille Bank as of July 15, 2003.

     Revenue summary
     (Unaudited - $ in thousands)           Years ended December 31,
                                   2003       2002      $ change  % change

     Net interest income          $92,352    $86,467      $5,885        7%

     Fees and other revenue:
       Service charges, loan fees,
        and other fees             19,756     17,954       1,802       10%
       Gain on sale of loans       10,674      5,709       4,965       87%
       Gain on sale of investments,
         net of impairment charge   1,253        238       1,015      426%
       Other income                 1,879      2,016        (137)      -7%
         Total non-interest
          income                   33,562     25,917       7,645       29%
       Total revenue             $125,914   $112,384     $13,530       12%

     Tax equivalent net interest
      margin                        4.20%      4.51%

    Net Interest Income

    Net interest income increased $5.885 million, or 7 percent, over 2002. Total interest income is $3.159 million, or 2 percent lower than in 2002, while total interest expense is $9.044 million or 19 percent lower. Lower interest rates were the main reason for the reduction in interest income and interest expense. Investment income is also lower because of prepayments on our mortgage related investments which increased the year-to-date premium amortization by $9.4 million over the prior year. The net interest margin as a percentage of earning assets, on a tax equivalent basis, decreased from
4.51 percent in 2002 to 4.20 percent in 2003. The additional investments add to net interest income but at a lower yield. The interest spread on the increased investments is lower than the historical spread which reduces the net interest margin.

    Non-interest Income

    Fee income increased $1.802 million, or 10 percent, over last year, driven primarily by an increased number of loan and deposit accounts. Gain on sale of loans increased $4.965 million reflecting the low level of mortgage interest rates and resulting increased home purchase and loan refinancing activity. Other income was lower in the current year by $137 thousand primarily the result of reduced loan servicing income.

    Gain on sale of investments, net of an impairment charge of $2.279 million for impairment of value of collateralized mortgage obligations, increased $1.015 million from the prior year. Market conditions provided an opportunity to realize income currently that would have taken several years to earn if the investments were held.

     Non-interest expense summary
     (Unaudited - $ in thousands)          Years ended December 31,
                                  2003        2002      $ change   % change

     Compensation and employee
      benefits                  $36,173      $30,448      $5,725       19%
     Occupancy and equipment
      expense                     9,931        9,591         340        4%
     Outsourced data processing   1,650        2,048        (398)     -19%
     Core deposit intangibles
      amortization                1,243        1,439        (196)     -14%
     Other expenses              16,947       14,287       2,660       19%
       Total non-interest
        expense                 $65,944      $57,813      $8,131       14%

    Non-interest Expense

    Non-interest expense increased by $8.131 million, or 14 percent, from 2002. Compensation and benefit expense increased $5.725 million, or 19 percent from 2002, with commissions for loan originators, other incentives, additional support staff for increased volumes, acquisition of the three Pend Oreille branches, three additional start-up branches in operation in Boise and Bozeman, and increased cost for benefits tied to the Company stock price performance accounting for the majority of the increase. Occupancy and equipment expense increased $340 thousand, or 4 percent, the result of adding additional facilities. Outsourced data processing expense decreased by $398 thousand, or 19 percent, resulting from bringing the core processing for each subsidiary bank onto our in-house data system. Other expenses increased $2.660 million, or 19 percent, however, 2002 included a $323 thousand merger related expense reversal. The increase in other expenses from operations, excluding this reversal, was $2.337 million, or 16 percent. Charges for data conversion of Mountain West Bank and the acquired branches to the in-house data system, start up expenses on implementing the High Performance Checking program at the four banks not previously on the program, and volume related increases were the primary reasons for the increased expense. The efficiency ratio (non-interest expense/net interest income + non-interest income) was 52 percent for 2003 which is up from the 51 percent for 2002.

    Allowance for Loan Loss and Non-Performing Assets

    The provision expense for loan losses was $3.809 million which is a decrease of $1.936 million from the prior year's provision. The allowance balance has increased $3.046 million, or 15 percent, from prior year to $23.990 million, which is 1.65 percent of total loans outstanding, up from
1.58 percent a year ago. Net charge off loans as a percentage of loans outstanding were .118 percent for 2003 which is down from .261 percent for 2002.

    Cash dividend

    On December 29, 2003 the board of directors declared a cash dividend of $.20 payable January 22, 2004 to shareholders of record on January 13, 2004. This was a $.04 increase from the same quarter's dividend in 2002, or a 25 percent increase, and is a $.14 increase in dividends declared for the year, or a 23 percent increase.

    Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business from Glacier Bank of Kalispell, First Security Bank of Missoula, Glacier Bank of Whitefish, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, all located in Montana, and Mountain West Bank located in Idaho with two branches in Utah and one in Washington.

    Visit our website at www.glacierbancorp.com .

    For further information, please contact Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl, +1-406-751-4702, both of Glacier
Bancorp, Inc.

                              GLACIER BANCORP, INC.
             CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION

     (Unaudited - $ in thousands
      except per share data)                     December 31,   December 31,
                                                     2003           2002
     Assets:
      Cash on hand and in banks                     $77,093         74,624
      Interest bearing cash deposits                  9,047          4,753
        Cash and cash equivalents                    86,140         79,377

      Investment securities, available-for-sale   1,050,311        739,961

      Net loans receivable:
        Real estate loans                           317,774        361,522
        Commercial Loans                            841,305        673,256
        Consumer and other loans                    295,275        286,819
        Allowance for losses                        (23,990)       (20,944)
          Total Loans, net                        1,430,364      1,300,653

      Premises and equipment, net                    53,251         47,215
      Real estate and other assets owned, net           587          1,542
      Federal Home Loan Bank of Seattle stock,
       at cost                                       41,235         38,286
      Federal Reserve Bank stock, at cost             5,408          4,578
      Accrued interest receivable                    14,941         13,421
      Core deposit intangible, net                    5,865          6,822
      Goodwill, net                                  36,951         33,189
      Other assets                                   14,580         16,300
                                                 $2,739,633      2,281,344

     Liabilities and stockholders' equity:
      Non-interest bearing deposits                $369,052        295,016
      Interest bearing deposits                   1,228,573      1,164,907
      Advances from Federal Home Loan Bank
       of Seattle                                   777,294        483,660
      Securities sold under agreements to
       repurchase                                    56,968         46,206
      Other borrowed funds                            8,018         15,087
      Accrued interest payable                        4,353          6,090
      Current income taxes                              826            815
      Deferred tax liability                          7,369          8,629
      Trust preferred securities                     35,000         35,000
      Other liabilities                              14,341         13,685
        Total liabilities                         2,501,794      2,069,095

      Preferred shares, 1,000,000 shares
       authorized. None outstanding                      --             --
      Common stock, $.01 par value per share.
        50,000,000 shares authorized                    194            173
      Paid-in capital                               222,636        173,408
      Retained earnings - substantially
       restricted                                     8,393         28,557
      Accumulated other comprehensive income          6,616         10,111
        Total stockholders' equity                  237,839        212,249
                                                 $2,739,633      2,281,344
      Number of shares outstanding               19,362,670     19,014,400
      Book value of equity per share                  12.28          11.16
      Tangible book value per share                   10.07           9.06

                            GLACIER BANCORP, INC.
                     CONSOLIDATED STATEMENT OF OPERATIONS

     (Unaudited - $ in
      thousands except
      per share data)      Three months ended          Twelve months ended
                              December 31,                December 31,
                           2003          2002          2003          2002
     Interest income:
       Real estate loans  $5,766         7,037        23,883        29,290
       Commercial loans   13,087        11,925        50,203        47,013
       Consumer and
        other loans        4,882         5,417        20,013        22,559
       Investment
        securities
        and other         10,317         9,196        36,731        35,127
         Total interest
          income          34,052        33,575       130,830       133,989

     Interest expense:
       Deposits            3,741         5,724        17,221        26,268
       FHLB Advances       4,309         4,404        16,860        16,959
       Securities sold
        under agreements
        to repurchase        183           158           673           591
       Trust preferred
        securities           904           905         3,615         3,616
       Other borrowed funds   28            16           109            88
         Total interest
          expense          9,165        11,207        38,478        47,522

     Net interest income  24,887        22,368        92,352        86,467
       Provision for
        loan losses          696         1,520         3,809         5,745
     Net Interest income
        after provision
        for loan losses   24,191        20,848        88,543        80,722

     Non-interest income:
       Service charges
        and other fees     3,935         3,679        15,458        14,011
       Miscellaneous loan
        fees and charges   1,052         1,106         4,298         3,943
       Gain on sale of
        loans              1,934         1,993        10,674         5,709
       Gain on sale of
        investments, net      --           236         1,253           238
       Other income          402           263         1,879         2,016
         Total fees and
          other income     7,323         7,277        33,562        25,917

     Non-interest expense:
       Compensation,
        employee benefits
        and related
        expenses           9,696         7,592        36,173        30,448
       Occupancy and
        equipment expense  2,665         2,626         9,931         9,591
       Outsourced data
        processing expense   429           540         1,650         2,048
       Core deposit
        intangibles
        amortization         306           359         1,243         1,439
       Other expenses      4,593         3,993        16,947        14,287
         Total
          non-interest
          expense         17,689        15,110        65,944        57,813
     Earnings before
     income taxes         13,825        13,015        56,161        48,826

     Federal and state
      income tax expense   4,294         4,254        18,153        16,424
     Net earnings         $9,531         8,761        38,008        32,402

     Basic earnings
      per share             0.49          0.46          1.97          1.72
     Diluted earnings
      per share             0.48          0.45          1.94          1.69
     Dividends declared
      per share             0.20          0.16          0.75          0.61
     Return on average
      assets (annualized)   .40%         1.56%         1.53%         1.50%
     Return on average
      equity (annualized) 16.29%        16.99%        16.82%        16.57%
     Return on tangible
      average equity
      (annualized)        19.99%        21.21%        20.58%        21.01%
     Average
      outstanding
      shares -
      basic           19,347,117    18,968,787    19,270,632    18,866,935
     Average
      outstanding
      shares -
      diluted         19,769,849    19,266,161    19,620,458    19,188,934

SOURCE  Glacier Bancorp, Inc.
    -0-                             02/05/2004
    /CONTACT: Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl, +1-406-751-4702, both of Glacier Bancorp, Inc./
    /Web site:  http://www.glacierbancorp.com /
    (GBCI)

CO:  Glacier Bancorp, Inc.
ST:  Montana
IN:  FIN
SU:  ERN DIV